Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “First Amendment”) is made and entered into as of the 30th day of April, 2008, by and among

(i) RADIAN GROUP INC., a Delaware corporation, and its successors and assigns (the “Borrower”);

(ii) THE FINANCIAL INSTITUTIONS as signatory lender parties hereto and their successors and assigns (collectively, the “Lenders”, with each individually a “Lender”);

(iii) KEYBANK NATIONAL ASSOCIATION, a national banking association, in its capacity as Administrative Agent for the Lenders under the Credit Agreement (as defined below), and its successors and assigns (the “Administrative Agent”); and

(iv) KEYBANK NATIONAL ASSOCIATION, a national banking association, in its capacity as Collateral Agent for the Lender Parties, as defined in the Credit Agreement, and its successors and assigns (the “Collateral Agent”).

Recitals:

A. The Borrower, the Lenders, the Administrative Agent and certain other parties are the parties to that certain Credit Agreement dated as of December 13, 2006, as amended by that certain Limited Conditional Waiver Agreement dated April 9, 2008 (the “Credit Agreement”), pursuant to which, inter alia, the Lenders agreed, subject to the terms and conditions thereof, to advance Loans (as this and other capitalized terms used herein and not otherwise defined herein are defined in the Credit Agreement) to the Borrower.

B. As of the date hereof, the aggregate unpaid principal balance of Revolving Loans is Two Hundred Million Dollars ($200,000,000).

C. The Borrower has requested that the Lenders agree to amend certain of the provisions of the Credit Agreement.

D. Subject to the terms and conditions of this First Amendment, the Lenders have agreed to grant such request.

Agreements:

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual agreements hereinafter set forth, the Borrower, the Lenders and the Administrative Agent, intending to be legally bound, hereby agree as follows:

1.	Amendments to Credit Agreement.

(a) The definitions of “Applicable Rate”, “Borrowing Request”, “Commitment”, “Consolidated Net Worth”, “Financial Officer”, “Interest Period”, “Lender Parties”, “Loan Documents”, “Material Debt”, “Permitted Liens” and “Revolving Availability Termination Date” in Section 1.01 (Defined Terms) of the Credit Agreement are hereby amended and restated in their entirety to provide, respectively, as follows:

“Applicable Rate” means for any day:

(a) with respect to any Revolving Loan that is a Eurodollar Loan, the applicable rate per annum set forth in the Pricing Schedule in the row opposite the caption “Eurodollar Margin” and in the column corresponding to the “Pricing Level” that applies for such day;

(b) with respect to any Revolving Loan that is a Base Rate Loan, the applicable rate per annum set forth in the Pricing Schedule in the row opposite the caption “Base Rate Margin” and in the column corresponding to the “Pricing Level” that applies for such day; and

(c) with respect to the facility fees payable hereunder, the applicable rate per annum set forth in the Pricing Schedule in the row opposite the caption “Facility Fee Rate” and in the column corresponding to the “Pricing Level” that applies for such day.

In each case, the “Applicable Rate” will be based on the Borrower’s Pricing Rating (as defined in the Pricing Schedule) as of the relevant determination date; provided that at any time when an Event of Default has occurred and is continuing, such Applicable Rates will be those set forth in the Pricing Schedule as “Level III Pricing”, effective upon the Agent’s giving notice to the Borrower of such applicability of Level III Pricing.

On the First Amendment Effective Date and until adjusted pursuant to the provisions of this definition and the Pricing Schedule, the Applicable Rate will be determined by reference to Level II Pricing.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03; provided that any Borrowing Request in respect of a Borrowing that would increase the Exposures shall be signed by a Financial Officer.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans in the maximum aggregate amount, and upon and subject to the other terms and conditions, set forth in this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender’s Commitment as of the First Amendment Effective Date is set forth on Schedule 2.01(a). The aggregate amount of the Commitments as of the First Amendment Effective Date is $250,000,000.

“Consolidated Net Worth” means, as at any date of determination, the remainder of (a) all Consolidated Assets as of such date, minus (b) all Consolidated Liabilities as of such date; provided that, commencing as of March 31, 2008 and thereafter, Consolidated Net Worth shall be computed without giving effect to any gain or loss by reason of the sale of all or any portion of the stock of Radian Asset Assurance Inc. and, if the stock of Radian Asset Assurance Inc. is sold, Radian Asset Securities Inc., or the sale of all or any portion of the Equity Interests of Sherman.

“Financial Officer” means the chief financial officer or treasurer of the Borrower.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period beginning on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months (or other periods available from all Lenders and acceptable to all Lenders) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be deemed to be the effective date of the most recent conversion or continuation of such Borrowing.

“Lender Parties” means the Lenders, the Administrative Agent and the Collateral Agent.

“Loan Documents” means this Agreement, any promissory note issued by the Borrower pursuant to Section 2.10(e), the Security Documents and any certificate required to be delivered by the Borrower pursuant to Article 2, Article 5 or any Security Document.

“Material Debt” means an issuance or series of related issuances of Debt (other than obligations in respect of the Loans) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $25,000,000.

“Permitted Liens” means:

(a) Liens granted pursuant to the Security Documents;

(b) Liens existing on April 4, 2008 and set forth on Schedule 6.02 hereto and cash collateral pledged to secure letters of credit, in excess of the amounts so secured and identified in Schedule 6.02, so long as such excess does not at any time exceed $5,000,000;

(c) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being contested in good faith by appropriate proceedings;

(e) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (including, without limitation, deposits made in the ordinary course of business to cash collateralize letters of credit described in the parenthetical in clause (i) of the definition of “Debt”);

(f) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, and Liens imposed by statutory or common law relating to banker’s liens or rights of setoff or similar rights relating to deposit accounts, in each case in the ordinary course of business;

(g) Liens arising in the ordinary course of business in favor of issuers of documentary letters of credit;

(h) contractual set-off rights, rights of lessees and licensees arising in the ordinary course of business;

(i) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article 7;

(j) easements, zoning restrictions, rights-of-way, licenses, reservations, minor irregularities of title and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Material Subsidiary;

(k) any extensions, replacements, renewals or refinancing of the foregoing; and

(l) statutory reserves for Insurance Subsidiaries.

“Revolving Availability Termination Date” means February 28, 2011 (or if such date is not a Business Day with respect to Eurodollar Loans, the next preceding day that is a Business Day with respect to Eurodollar Loans).

(b) Clause (a) of the definition of “Change in Control” in Section 1.01 (Defined Terms) is amended and restated in its entirety to provide as follows:

(a) the acquisition by any Person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of shares of the Capital Stock of the Borrower entitling that person to exercise 33% or more of the total voting power of all shares of the Capital Stock of the Borrower entitled to vote generally in elections of directors (“Voting Stock”), other than (i) any acquisition by the Borrower, any of its Subsidiaries or any of its employee benefit plans (except that any of those Persons shall be deemed to have beneficial ownership of all securities it has the right to acquire, whether the right is currently exercisable or its exercisable only upon the occurrence of a subsequent condition), (ii) an acquisition that is the result of a Full Pay-down Issuance and (iii) an acquisition by a Person who, as of the First Amendment Effective Date, owns at least 13% of the Voting Stock.

(c) Clause (b) of the definition of “Debt” in Section 1.01 (Defined Terms) is amended and restated in its entirety to provide as follows:

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (but excluding surety and appeal bonds, performance bonds and other obligations of a like nature),

(d) The definition of “Guarantee” in Section 1.01 (Defined Terms) is amended by adding the following sentence to the end thereof:

For the sake of clarity, a Guarantee does not include a guarantee of a financial guarantee described in clause (ii).

(e) The definition of “Re-domestication Requirements” in Section 1.01 (Defined Terms) is deleted in its entirety.

(f) The following provisions are added to Section 1.01 (Defined Terms), at the appropriate alphabetical order, as new defined terms thereunder:

“2001 Indenture” means that certain Indenture dated May 29, 2001 between the Borrower and First Union National Bank, in its capacity as trustee thereunder, as amended, supplemented and replaced after the First Amendment Effective Date pursuant to the terms hereof.

“2003 Indenture” means that certain Indenture dated February 14, 2003 between the Borrower and Wachovia Bank, National Association, in its capacity as trustee thereunder, as amended, supplemented and replaced after the First Amendment Effective Date pursuant to the terms hereof.

“2005 Indenture” means that certain Senior Indenture dated June 7, 2005 between the Borrower and Wells Fargo Bank, National Association, in its capacity as trustee thereunder, as supplemented by the Terms of Securities certified by the Borrower on June 7, 2005, as amended, supplemented and replaced after the First Amendment Effective Date pursuant to the terms hereof.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Assured Income” means, for any period, without duplication, the sum of

(a)	the aggregate amount, without duplication, of (i) dividends received by the Borrower in cash from its Insurance Subsidiaries during the immediately preceding Fiscal Year pursuant to the restrictions and limitations of the Applicable Insurance Regulatory Authorities and (ii) dividends that were permitted to have been received by the Borrower in cash from its Insurance Subsidiaries during the immediately preceding Fiscal Year pursuant to the restrictions and limitations of the Applicable Insurance Regulatory Authorities but were not so received;

(b)	shared expense reimbursement payments received in cash by the Borrower during such period from Subsidiaries, which payments, to the extent required by applicable law, have been approved by the Applicable Insurance Regulatory Authorities; and

(c)	dividends received in cash by the Borrower during such period from Radian Asset Management Inc. arising from distributions or dividends received from Sherman.

“Bond Parties” means, collectively, (i) the Bond Trustees and (ii) the “Holders” as defined and used in each of the 2001 Indenture, the 2003 Indenture and the 2005 Indenture.

“Bond Trustee” means each of (i) First Union National Bank, in its capacity as trustee under the 2001 Indenture, (ii) Wachovia Bank, National Association, in its capacity as trustee under the 2003 Indenture, and (iii) Wells Fargo Bank, National Association, in its capacity as trustee under the 2005 Indenture, and the respective successors of each.

“Designated Subsidiary” has the meaning specified in each of the 2001 Indenture, the 2003 Indenture and the 2005 Indenture.

“Collateral” means, collectively, the Facility Collateral and the Shared Collateral.

“Collateral Agent” means KeyBank National Association, in its capacity as collateral agent for the Lender Parties under and pursuant to the Security Documents.

“Coverage Ratio Commencement Quarter” means the Fiscal Quarter in which either (i) the approval of any Applicable Insurance Regulatory Authority in respect of any shared expense reimbursement payment otherwise owing to the Borrower or a Material Insurance Subsidiary by another Material Insurance Subsidiary is rescinded or otherwise ceases to be effective or (ii) any Material Insurance Subsidiary otherwise fails to pay any shared expense reimbursement payment owing pursuant to the shared expense reimbursement arrangement among the Borrower and its Material Insurance Subsidiaries in effect of the First Amendment Effective Date, as from time to time modified with the prior written consent of the Administrative Agent.

“Enhance Financial” means Enhance Financial Services Group Inc., a New York corporation and a Subsidiary.

“Facility Collateral” means (a) any and all “Collateral”, as defined in any applicable Facility Security Document and (b) any other assets or property of the Borrower in which a Lien is granted pursuant to any Facility Security Document.

“Facility Collateral Requirement” means the requirement (except where such requirement is expressly limited pursuant to a Security Document) that:

(a) the Collateral Agent shall have received from the Borrower a counterpart of the Facility Security Agreement duly executed and delivered on behalf of the Borrower;

(b) all outstanding Equity Interests of each first-tier Subsidiary, other than Radian Asset Securities Inc., that is not a Designated Subsidiary shall have been pledged pursuant to the Facility Security Agreement, and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (except any such Equity Interests of any Subsidiary that are not evidenced by certificates or other instruments), together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all Debt of each Subsidiary that is owing to the Borrower and evidenced by an instrument shall have been pledged pursuant to the Facility Security Agreement, and the Collateral Agent shall have received all such instruments, together with instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Facility Security Agreement and perfect such Liens to the extent required by, and with the priority required by, the Facility Security Agreement, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording; and

(e) the Borrower shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Facility Security Documents, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

“Facility Security Agreement” means the Pledge and Security Agreement (Facility Collateral) dated April 30, 2008 between the Borrower, as debtor, and the Collateral Agent, as secured party, for the benefit of the Lender Parties.

“Facility Security Documents” means, collectively, the Facility Security Agreement and each other document executed or filed in connection therewith.

“First Amendment Effective Date” means the “First Amendment Effective Date” as defined in the First Amendment to this Agreement dated April 30, 2008.

“Fixed Charge Coverage Ratio” means, as of the end of any Fiscal Quarter, the ratio of (i) Assured Income for the four Fiscal Quarter period then ending to (ii) Fixed Charges for such period.

“Fixed Charges” means, for any period, the sum of interest expense, scheduled reductions in Debt principal, other mandatory reductions in Debt principal (but only to the extent that any such mandatory reduction exceeds the proceeds of sale, equity issuance or other event that gives rise to such mandatory reduction), taxes on income paid, sums paid to redeem or otherwise purchase Equity Interests of the Borrower, dividends paid in cash, and other Restricted Payments (determined on a Consolidated basis) made in cash during such period.

“Full Pay-down Issuance” means the issuance (or series of related issuances consummated during a period of not more that fifteen (15) days) of Equity Interests in the Borrower under which both (a) the Net Proceeds of such issuance (or such series of related issuances) are in an amount that equals or exceeds the Total Outstanding Amount on the close of business of the

Business Day immediately preceding the date of such issuance (or the date of the first issuance in such series of related issuances) and (b) immediately upon receipt of such Net Proceeds, pursuant to Section 2.11(b)(ii)(B), the Borrower pays to the Administrative Agent an amount equal to 100% of such Net Proceeds to the extent necessary to prepay the Total Outstanding Amount in full.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedging arrangement.

“Net Proceeds” means, with respect to any Prepayment Sale or sale or issuance of Equity Interests, convertible, trust preferred and other so-called ‘hybrid’ securities, or Debt securities or other incurrence of Debt, the proceeds resulting therefrom, net of (i) commissions, cost valuations and other reasonable and customary expenses incurred in connection with such Prepayment Sale, other disposition or issuance, and other reasonable and customary fees and expenses incurred, and all federal, state, and local taxes paid or reasonably estimated to be payable by the Borrower or a Subsidiary, as a consequence of such Prepayment Sale or other disposition, (ii) incremental income taxes paid or payable as a result thereof, (iii) any sums payable to the Bond Parties pursuant to the Shared Collateral Trust Agreement, and (iv) reserves reasonably established in respect of sale price adjustments and assumed or retained liabilities associated therewith; provided that upon release of any such reserve, the amount released shall be considered Net Proceeds.

“Prepayment Sale” means a sale, assignment, conveyance, license, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of related transactions, of all or any part of the Equity Interests in Radian Asset Assurance Inc., Radian Asset Securities Inc., Radian Asset Management Inc. or Sherman.

“Qualified Stock Agreement” shall mean a complete, binding, and legally enforceable definitive written agreement between Enhance Financial and a financially capable purchaser for the sale to such purchaser of all or a portion of the capital stock of Radian Asset Assurance Inc. owned by Enhance Financial, which agreement (i) shall be in form and substance customary for the sale of securities of issuers of like kind, size and nature of business, and of issuers under similar circumstances, as that of Radian Asset Assurance Inc., (ii) shall not contain any contingency to a reasonably prompt closing (and in any event by the first anniversary of the First Amendment Effective Date), other than customary conditions to closing, such as, the delivery and filing of instruments and the approval, if required, of any Applicable Insurance Regulatory Authority, (iii) shall provide that the entire purchase price or consideration shall be paid in cash at the consummation of such sale, and (iv) shall be on other terms reasonably satisfactory to the Administrative Agent.

“Security Documents” means, collectively, the Facility Security Documents and the Shared Security Documents.

“Shared Collateral” means (a) any and all “Collateral”, as defined in any applicable Shared Security Document and (b) any other assets or property of the Borrower in which a Lien is granted pursuant to any Shared Security Document.

“Shared Collateral Requirement” means the requirement that:

(a) the Shared Collateral Trustee shall have received from the Borrower a counterpart of the Shared Security Agreement duly executed and delivered on behalf of the Borrower and a counterpart of the Shared Collateral Trust Agreement duly executed and delivered on behalf of the Borrower and the Bond Trustees;

(b) all outstanding Equity Interests of each first-tier Subsidiary that is a Designated Subsidiary, other than Enhance Financial shall have been pledged pursuant to the Shared Security Agreement, and the Shared Collateral Trustee shall have received certificates or other instruments representing all such Equity Interests (except any such Equity Interests of any Subsidiary that are not evidenced by certificates or other instruments), together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Shared Collateral Trustee to be filed, registered or recorded to create the Liens intended to be created by the Shared Security Agreement and perfect such Liens to the extent required by, and with the priority required by, the Shared Security Agreement, shall have been filed, registered or recorded or delivered to the Shared Collateral Trustee for filing, registration or recording; and

(d) the Borrower shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Shared Security Documents, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

“Shared Collateral Trust Agreement” means the Collateral Trust Agreement (Shared Collateral) dated April 30, 2008 among (i) the Borrower, (ii) the Shared Collateral Trustee, (iii) the Collateral Agent for the benefit of the Lender Parties, and (iv) the Bond Trustees, for the benefit of the Bond Parties.

“Shared Collateral Trustee” means KeyBank National Association, in its capacity as collateral trustee under and pursuant to the Shared Security Documents.

“Shared Security Agreement” means the Pledge and Security Agreement (Shared Collateral) dated April 30, 2008 between the Borrower, as debtor, and the Shared Collateral Trustee, as secured party, for the benefit of (i) the Collateral Agent and the other Lender Parties and (ii) the Bond Trustee and the other Bond Parties.

“Shared Security Documents” means, collectively, the Shared Security Agreement, the Shared Collateral Trust Agreement and each other document executed or filed in connection therewith.

“Sherman” means Sherman Financial Group LLC, a Delaware limited liability company.

“Subordinated Debt” means the Debt that has been subordinated to the Loans and other obligations of the Borrower under and pursuant to the Loan Documents in right and time of payment upon terms that are satisfactory to the Administrative Agent, which terms may, in the Administrative Agent’s determination, include (without limitation) limitations or restrictions on the right of the holder of such Debt to receive payments and exercise remedies.

“Total Capitalization” means, at any date, the aggregate of, without duplication, (i) Total Debt and (ii) Consolidated Net Worth on such date.

“Total Debt” means, at any date, Consolidated Debt of the Borrower on such date (other than Debt of the type that is described in any of clause (f), clause (g) and clause (k) of the definition of “Debt” hereunder and other than cash-secured reimbursement obligations in respect of letters of credit).

(g) Clause (ii) of paragraph (a) of Section 2.04 (Swingline Loans) is amended and restated in its entirety to provide as follows:

(ii) will not result in the aggregate outstanding principal amount of all Swingline Loans to exceed an amount equal to ten percent (10%) of the Total Commitment then in effect,

(h) Section 2.06 (Extension of Revolving Availability Termination Date) is amended and restated in its entirety to provide as follows:

Section 2.06. [Reserved]

(i) The following provision is added to the end of Section 2.09 (Termination or Reduction of Commitments) as a new paragraph (d) thereof:

(d) Until such time as the Total Commitment has been reduced to $150,000,000, the Commitment of each Lender shall be reduced permanently, without premium or penalty, at the time that any mandatory prepayment of Revolving Loans would be made pursuant to Section 2.11(b) if the Revolving Loans of such Lender were then outstanding in the full amount of such Lender’s Commitment then in effect, in an amount equal to the required prepayment of principal of such Lender’s Revolving Loans that would be required to be made in such circumstance. Any such reduction shall apply to reduce proportionately and permanently the Commitment of each of the Lenders. The Borrower will provide at least three Business Days’ (or such shorter period to which the Administrative Agent may in its discretion agree in writing) prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent of any reduction of the Commitments pursuant to this Section 2.09(d), specifying the date and amount of the reduction.

(j) Paragraphs (b) (Mandatory Prepayments) and (c) (Allocation of Prepayments) of Section 2.11 (Optional and Mandatory Prepayments) are amended and restated in their entirety to provide, respectively, as follows:

(b) Mandatory Prepayments.

(i) If at any date the Total Outstanding Amount exceeds the Total Commitment calculated as of such date, then not later than the next succeeding Business Day, the Borrower shall be required to prepay the Loans in an amount equal to such excess until the Total Outstanding Amount does not exceed the Total Commitment.

(ii) If at any time:

(A) the Borrower or any Subsidiary receives Net Proceeds of a Prepayment Sale, then immediately upon receipt thereof, the Borrower shall pay to the Administrative Agent, an amount equal to 100% of the Net Proceeds from such Prepayment Sale (or such lesser amount that is sufficient to pay in full the Total Outstanding Amount on such date), which payment shall be applied as a mandatory prepayment of the principal of the Revolving Loans as provided in this Section 2.11; provided, however, that with respect to a Prepayment Sale in respect of Radian Asset Assurance Inc., such prepayment shall be in an amount equal to the aggregate of (I) 89.51% of the Net Proceeds therefrom, and (II) such portion, if any, of such Net Proceeds that, if paid by Radian Guaranty Inc. to the Borrower as a dividend or other distribution or expense reimbursement, would not violate any Applicable Regulatory Law (as defined in the Facility Security Agreement) or contravene any directive of an Applicable Insurance Regulatory Authority and in the judgment of the Administrative Agent, based on evidence provided to the Administrative Agent by the Rating Agencies, would not cause a material adverse effect on the financial strength rating of Radian Guaranty Inc.; and

(B) the Borrower or any Subsidiary (for the purposes of this clause (B), the “Initial Subsidiary”) receives Net Proceeds of any sale or issuance of Equity Interests, convertible, trust preferred and other so-called ‘hybrid’ securities, or Debt securities or other incurrence of Debt of the type described in clauses (a) and (b) of the definition of such term, other than (I) Debt under this Agreement, (II) all net obligations of the Borrower or any Subsidiary under any Hedging Agreement, (III) Debt of the Borrower or any Subsidiary to any Subsidiary or the Borrower, (IV) Debt permitted pursuant to Section 6.01 of this Agreement (other than pursuant to clause (ix) thereof), (V) Equity Interests issued to management personnel, directors, consultants, or advisors of, or pursuant to an employee incentive plan of, the Borrower or a Subsidiary, and (VI) Equity Interests issued to the Borrower or a Subsidiary, then immediately upon receipt thereof, an amount equal to 100% of the Net Proceeds from such sale, issuance or incurrence (or such lesser amount that is sufficient to pay in full the Total Outstanding Amount on such date) shall, immediately upon receipt, be paid to the Administrative Agent and applied as a mandatory prepayment of the principal of the Revolving Loans as provided in this Section 2.11; provided, however, that if the Initial Subsidiary or any Subsidiary that is the direct or indirect parent of such Subsidiary (for the purposes of this clause (B), an “Intervening Subsidiary”) is an Insurance Subsidiary, the amount of such prepayment shall be reduced by the portion of such Net Proceeds that, if paid by, as applicable, the Initial Subsidiary or an Intervening Subsidiary to, as applicable, the Borrower or an Intervening Subsidiary as a dividend or other distribution or expense reimbursement, would (x) violate any Applicable Regulatory Law or contravene any directive of an Applicable Insurance Regulatory Authority for the Initial Subsidiary or such Intervening Subsidiary or (y) in the judgment of the Administrative Agent, based on evidence provided to the Administrative Agent by the Rating Agencies, cause a material adverse effect on the financial strength rating of, as applicable, the Initial Subsidiary or such Intervening Subsidiary.

The Borrower shall make commercially reasonable best efforts to cause any applicable Insurance Subsidiary (i) to obtain the approval, to the extent required for the payment to the Borrower or any Intervening Subsidiary of any such Net Proceeds, of the Applicable Insurance Regulatory Authority for such Insurance Subsidiary and (ii) to take such actions as may reverse the Rating Agencies’ determination that the payment to the Borrower or any Intervening Subsidiary of any such Net Proceeds would have a material adverse effect on the financial strength rating of such Insurance Subsidiary.

To the extent that any of the above-described conditions (relating to Applicable Regulatory Laws, directives of Applicable Insurance Regulatory Authorities or financial strength ratings) reduces the amount of a prepayment that would otherwise be payable pursuant to the provisions of this clause (ii) (each a “Reduced Prepayment”) ceases to exist as to all or any portion thereof (and such Reduced Prepayment would not be prevented by another such condition then existing), the Borrower shall promptly (and in any event within 15 days of such cessation) pay such Reduced Prepayment (or the portion thereof to which such conditions cease to apply) to the Administrative Agent for application as a mandatory prepayment of the principal of the Revolving Loans as provided in this Section 2.11.

(c) Allocation of Prepayments. Before any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to

Section 2.11(f). If any mandatory prepayment made pursuant to Section 2.11(b) would otherwise result in any amounts payable under Section 2.17, so long as no Event of Default then exists, the Borrower may elect to have the Administrative Agent hold such prepayment, on terms reasonably determined by the Administrative Agent and reasonably acceptable to the Borrower, as cash collateral, until the end of the Interest Period of the Eurodollar Loans to be prepaid.

(k) Paragraph (b) of Section 2.13 (Fees) is amended and restated in its entirety to provide as follows:

(b) The Borrower shall pay to the Administrative Agent for the benefit of each Lender a utilization fee at the Utilization Fee Rate per annum, computed on the Exposure of such Lender, for each day prior to the Revolving Availability Termination Date on which such Lender’s Exposure exceeds an amount equal to one-half ( 1/2) of such Lender’s Commitment on such day. Such utilization fee shall be payable in arrears on the last day of each calendar quarter in respect of the calendar quarter then ending and on the earlier date on which the Commitment of such Lender shall be terminated. As used herein, “Utilization Fee Rate” shall mean three-fourths of one percent (0.75%); provided that such rate shall be increased by an additional one-fourth of one percent (0.25%) as of the last day of each Fiscal Quarter, commencing September 30, 2008, unless, on such date, the Total Commitment is equal to or less than $150,000,000.

(l) Paragraph (a) of Section 2.14 (Interest) is amended and restated in its entirety to provide as follows:

(a) The Loans comprising each Base Rate Borrowing shall bear interest for each day at the Alternate Base Rate, plus the Applicable Rate.

(m) Section 2.21 (Optional Increase in Commitments) is amended and restated in its entirety to provide as follows:

Section 2.21. Collateral Security. From and after the First Amendment Effective Date, the payment and performance of the Debt and other obligations of the Borrower under and pursuant to this Agreement and the other Loan Documents shall be secured by a Lien on the Collateral, which shall consist of all of the personal property assets of the Borrower other than as provided in paragraph (a), below, upon and subject to the terms of this Section 2.21 and the Security Documents; provided that the Administrative Agent may exclude from the Lien of the Security Documents, or may determine not require the perfection of such Lien on, such other property as the Administrative Agent may determine not to provide sufficient collateral value when compared to the cost or other detriment incurred in connection with the attachment or perfection of such Lien thereon or the Borrower’s inability, notwithstanding commercially reasonable efforts, to obtain such consent of any Applicable Insurance Regulatory Authority, if any, as may be required by law to permit such Lien thereon.

(a) Enhance Financial and Related Subsidiary. On the First Amendment Effective Date the Equity Interests of Enhance Financial and Radian Asset Securities Inc. owned by the Borrower shall not constitute part of the Collateral. Following the First Amendment Effective Date, the following shall apply:

(i) On October 15, 2008 the Borrower shall grant (A) to the Shared Collateral Trustee, pursuant to a supplement to the Shared Security Agreement in form and substance satisfactory to the Shared Collateral Trustee, a perfected first priority security interest in any and all of the capital stock of Enhance Financial that is then owned by the Borrower and (B) to the Collateral Agent, pursuant to a supplement to the Facility Security Agreement in form and substance satisfactory to the Collateral Agent, a perfected first priority security interest in any and all of the capital stock of Radian Asset Securities Inc. that is then owned by the Borrower, unless on or before September 30, 2008, the Borrower shall have delivered to the Administrative Agent a firm letter of intent contemplating the execution and delivery of a Qualifying Stock Agreement no later than December 31, 2008 and otherwise in form and content reasonably satisfactory to the Administrative Agent;

(ii) On January 15, 2009 the Borrower shall grant (A) to the Shared Collateral Trustee, pursuant to a supplement to the Shared Security Agreement in form and substance satisfactory to the Shared Collateral Trustee, a perfected first priority security interest in any and all of the capital stock of Enhance Financial that is then owned by the Borrower and (B) to the Collateral Agent, pursuant to a supplement to the Facility Security Agreement in form and substance satisfactory to the Collateral Agent, a perfected first priority security interest in any and all of the capital stock of Radian Asset Securities Inc. that is then owned by the Borrower, unless on or before December 31, 2008 the Borrower shall have delivered to the Administrative Agent a Qualifying Stock Agreement; and

(iii) On the earlier of (A) the date that is fifteen (15) days after the date on which an aggregate of more than 50% of the issued and outstanding Equity Interests of Radian Asset Assurance Inc. have been sold following the First Amendment Effective Date and (B) the first anniversary of the First Amendment Effective Date the Borrower shall grant (I) to the Shared Collateral Trustee, pursuant to a supplement to the Shared Security Agreement in form and substance satisfactory to the Shared Collateral Trustee, a perfected first priority security interest in any and all of the capital stock of Enhance Financial that is then owned by the Borrower and (II) to the Collateral Agent, pursuant to a supplement to the Facility Security Agreement in form and substance satisfactory to the Collateral Agent, a perfected first priority security interest in any and all of the capital stock of Radian Asset Securities Inc. that is then owned by the Borrower;

provided, however, that if on any date prior to the Borrower’s grant of a security interest in the capital stock of Enhance Financial and Radian Asset Securities Inc. pursuant to clause (i), (ii) or (iii), above, Enhance Financial ceases to be a Designated Subsidiary, the Borrower shall, within fifteen (15) days after such date, grant to the Collateral Agent, pursuant to a supplement to the Facility Security Agreement in form and substance satisfactory to the Collateral Agent, a perfected first priority security interest in any and all of the capital stock of Enhance Financial and Radian Asset Securities Inc. that is then owned by the Borrower.

(b) Release of Collateral. The Administrative Agent shall, promptly following the request of the Borrower, issue and deliver to the Collateral Agent and the Shared Collateral Trustee a written notice terminating the Facility Security Agreement, the Shared Security Agreement and the Shared Collateral Trust Agreement and the Liens created thereunder at such time as all four of the following conditions shall exist on the date of such request and on the date of issuance of such notice:

(i) the Borrower shall have delivered to the Administrative Agent and the Lenders financial statements required pursuant to Section 5.01 and Section 5.03 (in each case accompanied by the concurrent certificates and opinions also required by those Sections) evidencing that for two consecutive Fiscal Quarters each of the Borrower and each Material Insurance Subsidiary had net income, determined in accordance with, respectively, GAAP or statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority, of not less than $1;

(ii) the Senior Debt Rating by S&P is then not less than A-;

(iii) the Senior Debt Rating by Moody’s is then not less than A3; and

(iv) there shall not then exist a Default, and the Borrower shall have delivered to the Administrative Agent and the Lenders a certificate to that effect executed by a Senior Officer.

If any Collateral is sold, transferred, conveyed or disposed of pursuant to any transaction permitted under this Agreement, the Administrative Agent shall promptly release, or provide notice to the Collateral Agent and the Shared Collateral Trustee to release, any and all Liens of the Security Documents attached to such Collateral.

(c) Reinstatement of Security Documents. If at any time after the terminations of the Facility Security Agreement, the Shared Security Agreement and the Shared Collateral Trust Agreement (i) the Senior Debt Rating by S&P is less than A- or (ii) the Senior Debt Rating by Moody’s is less than A3, the Borrower shall, promptly, and in any event within thirty (30) days, following notice from the Administrative Agent, cause the Facility Collateral Requirement and the Shared Collateral Requirement to be satisfied. The Borrower shall not enter into with any Person any agreement from and after the First Amendment Effective Date that effectively prohibits or limits the ability of the Borrower to create, incur, assume or suffer to exist any Lien upon or otherwise transfer any interest in any of its assets as Collateral in favor of the Lender Parties, whether now owned or hereafter acquired.

(d) Transfer of Designated Subsidiaries and Subsidiaries That Are Not Designated Subsidiaries. The Security Documents contain provisions that provide for (i) the release of the Equity Interests in Subsidiaries from the Lien of the

Shared Security Documents at such time as they cease to be Designated Subsidiaries and the attachment (or the continuation, if applicable) of the Lien of the Facility Security Agreement to any Equity Interests so released and (ii) the release of the Equity Interests in Subsidiaries from the Lien of the Facility Security Documents at such time as they become Designated Subsidiaries and, at the request of the Required Lenders, the attachment of the Lien of the Shared Security Agreement to any Equity Interests so released.

(n) Section 3.04 (Financial Statements; No Material Adverse Change) is amended and restated in its entirety to provide as follows:

Section 3.04. Financial Statements; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders (or has made available to the Lenders through its filings with the SEC’s EDGAR filing system) the audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2007 and the related Consolidated statements of income and cash flows for the Fiscal Year then ended, reported on by PricewaterhouseCoopers LLP, independent public accountants.

(b) Since December 31, 2007 (and, after the First Amendment Effective Date, since the last day of the Fiscal Year in respect of which the Borrower has delivered audited financial statements pursuant to Section 5.01(a)) there has been no material adverse change in the business, operations, properties, assets, or financial condition of the Borrower and its Subsidiaries, taken as a whole.

(o) Section 3.07 (Litigation) is amended and restated in its entirety to provide as follows:

Section 3.07. Litigation. Except as set forth in any filings of the Borrower made to the SEC, there is no action, suit, arbitration proceeding or other proceeding, inquiry or investigation, at law or in equity, before or by any arbitrator or Governmental Authority pending against the Borrower or any Material Subsidiary or of which the Borrower or any Material Subsidiary has otherwise received notice or which, to the knowledge of the Borrower, is threatened against the Borrower or any Material Subsidiary (i) which would reasonably be expected to result in a Material Adverse Effect or (ii) that involves any of the Loan Documents or the Financing Transactions.

(p) Each reference in Article 3 (Representations and Warranties), other than Sections 3.04 and 3.07 (which are amended and restated in their entirety as provided in paragraphs (n) and (o), above), to the “Effective Date” shall be deemed to refer to the “First Amendment Effective Date”; and Section 3.10 is further amended by deleting therefrom the sum “$50,000,000” and by inserting therein the sum “$25,000,000” in its stead.

(q) Clause (y) of paragraph (iii) of Section 5.01 (Financial Statements and Other Information) is amended and restated in entirety to provide as follows:

(y) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09, Section 6.10(b) and, from and after the end of the Coverage Ratio Commencement Quarter, Section 6.10(a) and

(r) Section 5.01 (Financial Statements and Other Information) is amended by adding the following two paragraphs to the end thereof:

Notwithstanding the provisions of clauses (i) and (ii), above:

(a) the Borrower may at its option defer satisfying the requirements of clause (i) until the Outside Date by delivering to the Administrative Agent (for delivery to each Lender) as soon as available and in any event within 90 days after the end of each Fiscal Year,

(I) the Borrower’s interim Consolidated balance sheet as of the end of such Fiscal Year and the related statement of income for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP, subject only to adjustments pursuant to (A) Financial Accounting Standard No. 133 with respect to credit derivatives insured or entered into by Subsidiaries of the Borrower, (B) Financial Accounting Standard No. 157 with respect to fair value determinations, (C) such other Financial Accounting Standards as may be acceptable to the Administrative Agent, (D) receipt of final financial information for such period in respect of Credit-Based Asset Servicing and Securitization LLC and (E) receipt of final financial information for such period in respect of Sherman and

(II) a certificate of a Financial Officer certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto; and

(b) the Borrower may at its option defer satisfying the requirements of clause (ii) until the Outside Date by delivering to the Administrative Agent (for delivery to each Lender) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year,

(I) the Borrower’s interim Consolidated balance sheet as of the end of such Fiscal Quarter and the related statement of income for such Fiscal Quarter and for the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP, subject only to (A) customary year-end adjustments and excluding footnotes and (B) adjustments pursuant to (v) Financial Accounting Standard No. 133 with respect to credit derivatives insured or entered into by Subsidiaries of the Borrower, (w) Financial Accounting Standard No. 157 with respect to fair value determinations, (x) such other Financial Accounting Standards as may be acceptable to the Administrative Agent, (y) receipt of final financial information for such period in respect of Credit-Based Asset Servicing and Securitization LLC and (z) receipt of final financial information for such period in respect of Sherman and

(II) a certificate of a Financial Officer certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto.

As used in this paragraph, the term “Outside Date” means the date that is thirty (30) days after the date on which the Borrower’s performance of the covenants in, as the case may be, clause (i) or clause (ii) of this Section 5.01 would otherwise be due.

Notwithstanding the provisions of the immediately preceding paragraph, if the Borrower fails to comply fully with the provisions of, as the case may be, clause (i) or clause (ii) of this Section 5.01 and, in each case, clause (iii) of this Section 5.01 by the Outside Date for the financial statements and other materials applicable thereto, an Event of Default shall exist under clause (d) of Article 7 by reference to this Section 5.01; provided, however, that if, notwithstanding commercially reasonable efforts by the Borrower, the Borrower is unable to obtain the final financial information for such period in respect of Credit-Based Asset Servicing and Securitization LLC or Sherman or both by such Outside Date, and if the Borrower otherwise complies fully with the provisions of, as the case may be, clause (i) or clause (ii) of this Section 5.01 and, in each case, clause (iii) of this Section 5.01 by such Outside Date, the Borrower shall be deemed to have performed its obligations under, as the case may be, clause (i) or clause (ii) of this Section 5.01 by delivering financial statements that are not prepared in accordance with, as applicable, generally accepted auditing standards, GAAP and the applicable rules of the SEC, so long as the absence of such final financial information in respect of Credit-Based Asset Servicing and Securitization LLC or Sherman or both is the sole reason that the Borrower is unable to deliver financial statements prepared in accordance with, as applicable, generally accepted auditing standards, GAAP and the applicable rules of the SEC.

(s) The preamble of Section 5.02 (Notice of Material Events) is amended and restated in its entirety to provide as follows:

The Borrower shall furnish to the Administrative Agent (for delivery to each Lender) written notice of any of the following events or conditions promptly, and in any event within three (3) Business days, following knowledge of such event or condition by a Senior Officer:

(t) Section 5.03 (Material Insurance Subsidiary Reporting) is amended and restated in its entirety to provide as follows:

Section 5.03. Material Insurance Subsidiary, and Certain Other Subsidiary, Reporting. The Borrower shall furnish to the Administrative Agent (for delivery to each Lender) copies of the following:

(a) promptly after filing with the Applicable Insurance Regulatory Authority and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of each Material Insurance Subsidiary, (i) its quarterly Statutory Statement for such quarterly fiscal period, together with the opinion thereon of a senior financial officer of such Material Insurance Subsidiary stating that such Statutory Statement presents in all material respects the financial condition of such Material Insurance Subsidiary for such quarterly fiscal period in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority, (ii) the consolidating balance sheet of the Insurance Subsidiaries that are engaged in the business of mortgage insurance, as a combined group, and the consolidating balance sheet of the Insurance Subsidiaries that are engaged in the business of financial guaranty, as a combined group, as of the end of such quarterly fiscal period and the respective related statements of income for such fiscal quarter and for the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations of each such Subsidiary in accordance with GAAP, excluding GAAP consolidation principles, subject to customary year-end adjustments and excluding footnotes, and (iii) the balance sheet of Sherman (unless and until the Borrower ceases directly or indirectly to own an Equity Interest therein and unless, notwithstanding commercially reasonable efforts by the Borrower, the Borrower is unable to obtain the financial statements herein described) as of the end of such quarterly fiscal period and the related statements of income and cash flows for such fiscal quarter and for the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, presenting fairly in all material respects the financial position, results of operations and cash flows of Sherman in accordance with GAAP, subject to customary year-end adjustments and excluding footnotes;

(b) promptly after filing with the Applicable Insurance Regulatory Authority and in any event within 100 days after the end of each fiscal year of each Material Insurance Subsidiary, (i) the annual Statutory Statement of such Material Insurance Subsidiary for such year, together with (A) the opinion thereon of a senior financial officer of such Material Insurance Subsidiary stating that said annual Statutory Statement presents in all material respects the financial condition of such Material Insurance Subsidiary for such fiscal year in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority and (B) a certificate of a valuation actuary (but only to the extent that the Borrower or such Material Insurance Subsidiary obtains such certificate) affirming the adequacy of reserves taken by such Material Insurance Subsidiary in respect of future policyholder benefits as at the end of such fiscal year (as shown on such Statutory Statement), (ii) the consolidating balance sheet of the Insurance Subsidiaries that are engaged in the business of mortgage insurance, as a combined group, and the consolidating balance sheet of the Insurance Subsidiaries that are engaged in the business of financial guaranty, as a combined group, as of the end of such fiscal year and the respective related statements of income for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations of each such Subsidiary in accordance with GAAP, excluding GAAP consolidation principles, and (iii) the balance sheets of Sherman (unless and until the Borrower ceases directly or indirectly to own an Equity Interest therein and unless, notwithstanding commercially reasonable efforts by the Borrower, the Borrower is unable to obtain the financial statements herein described) as of the end of such fiscal year and the related statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, presenting fairly in all material respects the financial position, results of operations and cash flows of Sherman in accordance with GAAP; and

(c) if and when prepared, the report of PricewaterhouseCoopers LLP (or other independent certified public accountants of recognized national standing) on the annual Statutory Statements of each Material Insurance Subsidiary delivered pursuant to clause (b), above.

(u)	Section 6.01 is amended and restated in its entirety to provide as follows:

Section 6.01 Debt. (a) The Borrower shall not, and shall not permit any of its Material Subsidiaries to, create, incur, assume or permit to exist any Debt, except:

(i) Debt created under the Loan Documents;

(ii) Debt owing to the Bond Parties;

(iii) other Debt existing on the First Amendment Effective Date and (other than Debts that, individually, do not exceed $5,000,000 and, in the aggregate, do not exceed $25,000,000 in principal amount) listed in Schedule 6.01;

(iv) Debt of Material Subsidiaries to the Borrower or to other Material Subsidiaries;

(v) Debt of the Borrower and its Material Subsidiaries (including, without limitation, Capital Lease Obligations) secured by Liens permitted under clause (b), clause (c) or clause (d) of Section 6.02 hereof or under clause (b) of the definition of Permitted Liens;

(vi) obligations under Hedging Agreements in the ordinary course of business of the Borrower and the Subsidiaries;

(vii) letter of credit reimbursement obligations in the ordinary course of business of the Borrower and the Subsidiaries;

(viii) Debt in respect of netting services, overdraft protection and similar customary services in connection with deposit accounts as part of cash management programs in the ordinary course of business of the Borrower and the Subsidiaries;

(ix) Subordinated Debt that is unsecured;

(x) Debt of any Person that exists immediately prior to its becoming a Material Subsidiary pursuant to the provisions of this Agreement so long as such (A) Debt was not incurred in connection with or in anticipation of its becoming a Material Subsidiary and (B) the holder of such Debt has no recourse in respect thereof against the Borrower, any other Material Subsidiary or any property thereof (unless such recourse existed prior to its becoming a Material Subsidiary and not in connection therewith or in anticipation thereof);

(xi) Guarantees of Debt permitted under clauses (i) through (xi), inclusive, above; and

(xii) Refinancings of the Debt permitted under clauses (ii) and (iii), but only so long as (A) there is no increase in, or shortening of the maturity of, the principal amount of such Debt and (B) in the case of the Debt permitted under clause (ii) only, any such refinancing is effected in order to permit the Borrower and the Subsidiaries greater flexibility in the sale of Equity Interests of a Designated Subsidiary and complies with the requirements for amendments, waivers and modifications contained in Section 6.07(a); provided that if any such Debt under clause (ii) is so refinanced, then references in this Agreement and the other Loan Documents to, as applicable, the 2001 Indenture, the 2003 Indenture and the 2005 Indenture (and the Bond Trustee and Bond Parties thereunder) shall be deemed to refer to the indenture that governs such refinanced Debt (and the trustee and holders thereunder).

(b) The Borrower shall not issue Current Redeemable Equity.

(v) Section 6.02 (Liens) is amended and restated in its entirety to provide as follows:

Section 6.02. Liens. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, create or permit to exist any Lien on any property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Liens;

(b) any Lien existing on any property or asset before the acquisition thereof by the Borrower or any Material Subsidiary or existing on any property or asset of any Person that first becomes a Material Subsidiary after the date hereof before the time such Person becomes a Material Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Material Subsidiary, (ii) such Lien will not apply to any other property or asset of the Borrower or any Material Subsidiary and (iii) such Lien will secure only those obligations which it secures on the date of such acquisition or the date such Person first becomes a Material Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Material Subsidiary and assets used on or with or derived from those assets; provided that (i) such Liens and the Debt secured thereby are incurred before or within 90 days after such acquisition or the completion of such construction or improvement, (ii) the Debt secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such Liens will not apply to any other property of the Borrower or any Material Subsidiary;

(d) Liens to secure a Debt owing to the Borrower or a Material Subsidiary;

(e) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by a Lien permitted by any of clauses (b) or (c) of this Section; provided that such Debt is not increased (except by the amount of fees, expenses and premiums required to be paid in connection with such refinancing, extension, renewal or refunding) and is not secured by any additional assets;

(f) Liens on investment income relating to specific insurance payment liabilities and other assets received in the ordinary course of business as an insurance or reinsurance company in each case held in a segregated trust or any other assets subject to any trust or other action arising out of contractual or regulatory obligations;

(g) Liens securing liabilities in respect of Hedging Agreements in the ordinary course of business (but to the extent such Liens encumber assets of the Borrower the notional amount so secured by assets of the Borrower shall not exceed $25,000,000);

(h) Liens in favor of a custodian, broker or similar fiduciary or agent arising from securities transactions in the ordinary course of business and that do not secure Debt;

(i) Liens on invested assets pursuant to a trust or letter of credit in connection with reinsurance agreements or primary policies or other regulatory requirements; and

(j) Liens securing any Conduit Debt or Insured Debt (or any guaranty made by Borrower of such Conduit Debt or Insured Debt, as the case may be), provided that any such Liens attach only to the underlying assets that are the subject of such Conduit Debt or Insured Debt, as applicable;

provided, however, that aggregate amount of Debt and other liabilities secured by Liens of the types described in clauses (b), (c) and (e) shall not at any time exceed $10,000,000.

(w) Section 6.03 (Fundamental Changes) is amended and restated in its entirety to provide as follows:

Section 6.03 Fundamental Changes. (a) The Borrower shall not, and shall not permit any of its Material Subsidiaries to, merge into or consolidate with any other Person, or liquidate or dissolve, or permit any other Person to merge into or consolidate with it, except that any Material Subsidiary may merge into any other Subsidiary (so long as the surviving entity is a Material Subsidiary).

(b) Neither the Borrower nor any Subsidiary will engage in any business if, after giving effect to such business, less than two-thirds ( 2/3 ) of the Borrower’s Consolidated revenues, determined in accordance with GAAP, would not be derived from the providing of insurance and other financial services.

(x) Section 6.04 (Subsidiary Acquisitions) is amended and restated in its entirety to provide as follows:

Section 6.04. Acquisitions. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, acquire any division or line of business from, or Equity Interests of, or be a party to any acquisition of, any Person or a substantial portion of its business assets, except financial assets, investment property and general intangibles held for investment purposes (as financial assets, investment property and general intangibles are defined in the Uniform Commercial Code as in effect in the State of New York) in the ordinary course of business and consistent with past practice, and capital expenditures in the ordinary course of business, except that the restrictions of this Section 6.04 shall not apply to acquisitions by the Borrower or any Subsidiaries of Equity Interests and assets permitted under Section 6.05.

(y) Section 6.05 (Asset Sales) is amended and restated in its entirety to provide as follows:

Section 6.05. Asset Sales. The Borrower shall not, and shall not permit any Material Subsidiary to, (a) sell, transfer, lease or otherwise dispose of all or any substantial portion of its assets or (b) sell, transfer, lease or otherwise dispose of any capital stock or other Equity Interest of any Subsidiary to any Person or (c) as to a Material Subsidiary only, issue its own Equity Interests, except that the Borrower (or any such Material Subsidiary) may sell, transfer or otherwise dispose of (i) pursuant to a Qualified Stock Agreement (or the issuance of Equity Interests in Radian Asset Assurance Inc. having equivalent effect), Equity Interests (but not such assets) of Radian Asset Assurance Inc. (and in connection therewith, of Radian Asset Securities Inc.) for consideration determined by the Board of Directors to be the fair market value thereof, (ii) Equity Interests of Sherman, for consideration determined by the Board of Directors to be the fair market value thereof, (iii) Equity Interests or assets of a Subsidiary to the Borrower or to another Subsidiary but only so long as, prior to any such sale, transfer or disposition, the Collateral Agent advises the Borrower in writing of its determination that such sale, transfer or disposition does not impair or otherwise adversely affect the Lien of the Security Documents or the prepayments (if, as and when they may thereafter occur) required pursuant to Section 2.11, and (iv) other assets, so long as the aggregate value of all assets sold pursuant to this clause (iv) does not exceed $10,000,000 in any Fiscal Year, in each instance so long as both immediately before and immediately after giving effect to such sale, no Default shall have occurred and be continuing; provided that this Section 6.05 shall not be construed to restrict the Borrower’s and its Subsidiaries’ (A) use of cash in the conduct of the business of, as the case may be, the Borrower or a Subsidiary in a manner that does not cause a Default to occur or (B) sale of financial assets, investment property and general intangibles held for investment (as defined above) in the ordinary course of their business and consistent with past practice, and provided further that the sale or issuance by Radian Asset Securities Inc. (or by another Subsidiary serving an equivalent function) of its perpetual preferred Equity Interests (or similar securities) pursuant to a ‘put’ to a money market committed preferred custodial trust affiliated with the Borrower’s auction rate money market trust preferred ‘soft capital’ program as it exists on the First Amendment Effective Date (or to another trust or Person under a similar program) shall be excluded from the restrictions of this Section 6.05.

(z) Section 6.06 (Restricted Payments) is amended by deleting the words “Event of” therefrom.

(aa) Section 6.07 is amended and restated in its entirety to provide as follows:

Section 6.07. Amendment of Indentures; Prepayments. (a) The Borrower shall not enter into any amendment, waiver, supplement or other modification of any of the 2001 Indenture, the 2003 Indenture or the 2005 Indenture (or other agreement governing the Debt evidenced by, as the case may be, the “Securities” or the “Notes”, as defined in any such Indenture) (i) if the effect of such amendment, waiver, supplement or other modification is to increase the interest rate on such Debt (except as permitted pursuant to the proviso at the end of this paragraph (a)), increase the amount of principal owing thereunder, increase the amount of principal due on any date specified therein, change (to an earlier date) any date upon which a payment of principal or interest is due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate or make less onerous for the Borrower any such event of default or condition thereto or increase any grace period related thereto), make more onerous for the Borrower the redemption, prepayment or defeasance provisions thereof, or provide for any additional or different collateral therefor (other than pursuant to the Shared Security Agreement and the Shared Collateral Trust Agreement or to release such collateral), or (ii) if the effect of such amendment or change, together with all other amendments or changes made, is to increase in any material respect the obligations of the obligor thereunder or to confer any additional rights on the holders of such Debt (or a trustee or other representative on their behalf); provided that any amendment, waiver, supplement or modification of the 2001 Indenture, the 2003 Indenture or the 2005 Indenture permitting the Borrower and the Subsidiaries greater flexibility in the sale of Equity Interests of a Designated Subsidiary (and Permitted Required Charges necessary to obtain such amendment, waiver, supplement or modification) shall not be construed to breach this Section 6.07(a). As used herein, the term “Permitted Required Charges” means fees or increases in interest rate, or both, that are required by the Bond Parties as a condition to their consent to such amendment, waiver, supplement or modification.

(b) The Borrower shall not, and shall not permit any Material Subsidiary to, make or agree to pay or make, directly or indirectly (whether in cash, securities or other property) any voluntary prepayment of any Prepayment Restricted Debt, including, without limitation, Debt under any one or more of the 2001 Indenture, the 2003 Indenture and the 2005 Indenture, other than a refinancing of any thereof pursuant to the provisions of Section 6.01(a)(xii). As used herein, (i) the term “prepayment” shall be deemed to include, without limitation, any payment of principal and any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, defeasance or termination of any Prepayment Restricted Debt, except scheduled payments (other than optional or voluntary prepayments) as and when due in respect of such Prepayment Restricted Debt and (ii) the term “Prepayment Restricted Debt” means an issuance or series of related issuances of Debt (other than obligations in respect of the Loans) of any one or more of the Borrower and its Material Subsidiaries in an aggregate principal amount exceeding $50,000,000.

(bb) Section 6.09 (Consolidated Net Worth) is amended and restated in its entirety to provide as follows:

Section 6.09. Consolidated Net Worth. The Borrower shall not permit its Consolidated Net Worth at any time to be less than the sum of (a) One Billion Seven Hundred Fifty Million Dollars ($1,750,000,000) and (b) an amount equal to seventy-five percent (75%) of the aggregate amount of Net Proceeds of any and all sales or issuances of Equity Interests or convertible, trust preferred and other so-called ‘hybrid’ securities (other than to the Borrower or a Subsidiary) made after the First Amendment Effective Date (but only to the extent that such convertible, trust preferred and other so-called ‘hybrid’ securities do not comprise part of the Consolidated Liabilities).

(cc) Section 6.10 (Ratings) is amended and restated in its entirety to provide as follows:

Section 6.10. Ratios. (a) Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio to be less than 1.250 to 1 as of the end of the Coverage Ratio Commencement Quarter and as of the end of each Fiscal Quarter thereafter.

(b) Total Debt to Total Capitalization Ratio. The Borrower shall not permit the ratio of Total Debt to Total Capitalization as of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2008, to be greater than 0.350 to 1.

(dd) Clauses (b), (d), (e), (g) and (m) of Article 7 (Events of Default) are amended and restated in their entirety to provide, respectively, as follows:

(b) the Borrower shall fail to pay when due any interest on any Loan or any fee or other amount (except an amount referred to in clause (a) above) payable under any Loan Document, and such failure shall continue unremedied for a period of three (3) days;

*        *        *

(d) the Borrower shall fail to observe or perform any covenant or agreement contained in any one or more of Section 5.01, Section 5.02, Section 5.04 or Article 6 (other than Section 6.02 thereof);

*        *        *

(e)(i) there shall occur an “Event of Default” (as that term is defined in any one or more of the Security Documents or (ii) the Borrower shall fail to observe or perform any provision of any other Loan Document and such failure shall continue for 30 days after the earlier of notice of such failure to the Borrower from the Administrative Agent or knowledge of such failure by a Senior Officer, other than, in the case of clause (i) or (ii) hereof, any such “Event of Default” or failure covered by clauses (a), (b), (c) and (d) of this Article 7);

*        *        *

(g) any event or condition occurs that (i) results in any Material Debt becoming due before its scheduled maturity or (ii) enables or permits (after giving effect to any required notice, grace period or both) the holder or holders of Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, before its scheduled maturity or (iii) results in the termination of or enables one or more banks or financial institutions to terminate commitments to advance Material Debt;

*        *        *

(m) any Material Insurance Subsidiary or its assets shall become subject to a consent order, corrective order or similar document or agreement issued in writing by its Applicable Insurance Regulatory Authority which (i) cites or otherwise references such Material Insurance Subsidiary’s failure to meet minimum levels of statutory capital or surplus, (ii) prohibits such Material Insurance Subsidiary from writing or underwriting further business or (iii) otherwise prohibits or materially restricts any of the core business activities of such Material Insurance Subsidiary (including but not limited to mortgage insurance and reinsurance businesses), and such consent order, corrective order or similar document or agreement remains in effect and is unsatisfied or uncorrected for more than five (5) Business Days or such longer period as may be specified, if any, in the relevant order or agreement delaying the effectiveness thereof; and, as to each of (i), (ii) and (iii), above, the Borrower’s shared expense reimbursement payments from its Subsidiaries payable and paid thereafter fail to equal or exceed 100% of all of the Borrower’s operating expenses and debt service of the type that are covered by the Borrower’s shared expense reimbursement arrangement as of the First Amendment Effective Date;

(ee) Each of clause (k) and clause (l) of Article 7 (Events of Default) is amended by deleting therefrom the sum “$50,000,000” and inserting therein the sum “$40,000,000” in its stead.

(ff) Article 8 (The Administrative Agent) is amended and restated in its entirety to provide as follows:

ARTICLE 8

THE AGENTS

Section 8.01. Appointment and Authorization. Each Lender Party irrevocably appoints each Agent as its agent and authorizes each Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 8.02. Rights and Powers as a Lender. Each Agent shall, in its capacity as a Lender, have the same rights and powers as any other Lender and may exercise or refrain from exercising the same as though it were not one of the Agents. Each Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not an Agent hereunder.

Section 8.03. Limited Duties and Responsibilities. Neither of the Agents shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither of the Agents shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither of the Agents shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, neither of the Agents shall have any duty to disclose, or shall be liable for any failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Agent or any of its Affiliates in any capacity. Neither of the Agents shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither of the Agents shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Section 8.04. Authority to Rely on Certain Writings, Statements and Advice. Each Agent shall be entitled to rely on, and shall not incur any liability for relying on, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely on any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05. Sub-Agents and Related Parties. Each Agent may perform any and all its duties and exercise its rights and powers by or through one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent hereunder.

Section 8.06. Resignation; Successor Agents. Subject to the appointment and acceptance of a successor Agent as provided in this Section, either Agent may resign at any time (and, upon the request of the Required Lenders, will so resign) by notifying the Lenders and the Borrower. The Administrative Agent or the Collateral Agent may be removed as the Administrative Agent or the Collateral Agent in the case of its gross negligence or willful misconduct upon not less than 20 Business Days’ notice to, as the case may be, the Administrative Agent or the Collateral Agent and the Borrower from the Required Lenders. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Agent; provided that consultation with the Borrower shall not be required if an Event of Default shall have occurred and be continuing. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank or financial institution, or an Affiliate of any such bank or financial institution. Upon acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor Agent. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent hereunder.

Section 8.07. Credit Decisions by Lenders. Each Lender acknowledges that it has, independently and without reliance on either Agent or any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on either Agent or any other Lender Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 8.08. Agent’s Fees. The Borrower shall pay to each Agent for its own account fees in the amounts and at the times previously agreed upon by the Borrower and such Agent.

Section 8.09. Syndication Agents, Documentation Agent, Etc. None of the Syndication Agents, the Documentation Agent, the Lead Arranger and the Sole Book Runner in their capacities as such shall have any duties or responsibilities or incur any liability under this Agreement or any of the Loan Documents.

Section 8.10. No Reliance on Agents’ Customer Identification Program. Each of the Lenders acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agents to carry out such Lender’s,

Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or their agents, this Agreement, the other Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

(gg) Clause (vi) of Section 9.02(b) (Waivers; Amendments) and the proviso immediately following are amended and restated in their entirety to provide as follows, and the following new clause (vii) is added immediately following such clause (vi) and preceding such proviso:

(vi) increase the aggregate amount of the Total Commitment, without the written consent of the Administrative Agent and the Required Lenders (it being understood that an increase in the Commitment of any Lender is subject to clause (i) above); and

(vii) release all or substantially all of the Collateral from the Security Documents (other than any release or termination of any Lien thereon provided for in the Loan Documents, including, without limitation, upon a sale or disposition permitted by Section 6.05), without the written consent of Lenders having aggregate Exposures and unused Commitments representing more than two-thirds (2/3) of the sum of all Exposures and unused Commitments at such time, it being understood that an amendment that would extend the date, if ever, by which the Borrower is required to subject the Equity Interests of Enhance Financial and Radian Asset Securities Inc. to the Lien of the Security Documents pursuant to Section 2.21(a) or that would amend the provisions of Section 6.05 shall not be deemed to be a release of Collateral governed by the provisions of this clause (vii);

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or the Swingline Lender without its prior written consent; and provided further that neither a reduction or termination of Commitments pursuant to Section 2.09 or 2.12 nor a supplement or amendment adding Collateral to, or releasing Collateral from, a Security Document pursuant to the express terms of this Agreement or such Security Document constitutes an amendment, waiver or modification for purposes of this Section 9.02.

(hh) Paragraph (a) of Section 9.03 (Expenses; Indemnity; Damage Waiver) is amended and restated in its entirety to provide as follows

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Arranger, the Administrative Agent, the Collateral Agent and their respective Affiliates, including, without limitation, the reasonable fees, charges and disbursements of Squire, Sanders & Dempsey L.L.P., special counsel for the Administrative Agent and the Collateral Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated and (ii) all reasonable out-of-pocket expenses incurred by any Lender Party, including the reasonable fees, charges and disbursements of any counsel for any Lender Party, in connection with the enforcement or protection of its rights, upon and during the continuance of a Default, in connection with the Loan Documents (including its rights under this Section) or the Loans, including, without limitation, (A) all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans and (B) the reasonable fees and expenses of a consultant or advisor of recognized industry standing incurred by the Administrative Agent at the request of the Required Lenders.

(ii) Each reference to the Administrative Agent in paragraphs (b), (c), (d) and (e) of Section 9.03 (Expenses; Indemnity; Damage Waiver) shall be deemed to refer to each of the Administrative Agent and the Collateral Agent.

(jj) Paragraph (h) of Section 9.04 (Successors and Assigns) is deleted in its entirety.

(kk) The new Schedule of existing Liens attached as Attachment 1 to this First Amendment is added as a new Schedule 6.02 to the Credit Agreement.

(ll) The form of amended and restated Pricing Schedule attached as Attachment 2 to this First Amendment is hereby substituted as the Pricing Schedule under and attached to the Credit Agreement.

(mm) The form of amended and restated Schedule 2.01(a) attached as Attachment 3 to this First Amendment is hereby substituted as Schedule 2.01(a) under and attached to the Credit Agreement.

2. Amendment Effective Date; Conditions Precedent. The amendments set forth in Paragraph 1, above, shall not be effective unless and until the date on which the Borrower has satisfied all of the following conditions precedent (such date of effectiveness being the “First Amendment Effective Date”):

(a) Officer’s Certificate. On the First Amendment Effective Date and after giving effect to the amendments set forth in Paragraph 1, above, (i) there shall exist no Default, and a Senior Officer, on behalf of the Borrower, shall have delivered to the Administrative Agent written confirmation thereof dated as of the First Amendment Effective Date, and (ii) the representations and warranties of the Borrower under Article 3 of the Credit Agreement, as amended pursuant to this First Amendment, shall have been reaffirmed in writing as being true and correct in all material respects as of the First Amendment Effective Date.

(b) First Amendment. The Administrative Agent (or its counsel) shall have received from the Borrower and the Required Lenders either (i) a counterpart of this First Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this First Amendment) that such party has signed a counterpart of this First Amendment.

(c) Corporate Authorization. The Borrower shall have delivered to the Administrative Agent a copy, certified by its Secretary or Assistant Secretary, of its Board of Directors’ resolutions authorizing the execution and delivery of this First Amendment and the transactions contemplated hereby, including, without limitation, the Security Documents.

(d) Opinion. The Administrative Agent shall have received favorable written opinion addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the First Amendment Effective Date of Drinker Biddle & Reath LLP, counsel for the Borrower, covering such matters relating to the Borrower, the Loan Documents or the transactions contemplated hereby as the Administrative Agent shall reasonably request. The Borrower requests such counsel to deliver such opinion.

(e) Good Standing. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and its Material Subsidiaries, the authorization for and validity of the transactions contemplated hereby, the incumbency of officers executing Loan Documents on behalf of the Borrower, and any other legal matters relating to the Borrower, its Material Subsidiaries, the Loan Documents or the transactions contemplated hereby, all in form and substance satisfactory to the Administrative Agent and its Special Counsel (defined below).

(f) Perfection Requirements. Each of the Facility Collateral Requirement and the Shared Collateral Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the First Amendment Effective Date and signed by a Senior Officer, on behalf of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Borrower in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 of the Credit Agreement or have been released; provided that at the option of the Borrower satisfaction of the requirement of deposit account and securities account control agreements may be satisfied no later than 45 days after the First Amendment Effective Date (or such later date to which the Collateral Agent may agree in writing and in its sole discretion).

(g) Insurance. The Administrative Agent shall have received evidence that the insurance required by the Security Documents is in effect.

(h) Amendment Fees. The Borrower shall have deposited with the Administrative Agent, for the account of each Lender that enters into to this First Amendment, by delivery of a signature page at or prior to the time specified by the Administrative Agent, in immediately available funds, an amendment fee equal to three-fourths of one percent (0.750%) of an amount equal to such Lender’s Commitment, as reduced by this First Amendment.

(i) Arranger Fees; Agent Expenses. The Borrower shall have paid or caused to be paid to (i) KeyBank National Association, in its capacity as lead arranger, for its own account, the fee payable pursuant to the fee letter agreement dated April 4, 2008 and (ii) the Administrative Agent and the Collateral Agent all fees and other amounts due and payable on or prior to the First Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including fees, charges and disbursements of the Special Counsel) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document or under said fee letter agreement.

(j) Legal Matters. All legal matters incident to this First Amendment and the consummation of the transactions contemplated hereby shall be reasonably satisfactory to Squire, Sanders & Dempsey L.L.P., Cleveland, Ohio, special counsel to the Administrative Agent and the Collateral Agent (the “Special Counsel”).

(k) Other Matters. The Administrative Agent and the Lenders shall have received such other certificates, opinions and documents, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent may reasonably request.

If, pursuant to the option provided in sub-paragraph (f) of this Paragraph 2, the Borrower defers satisfaction of the condition precedent relating to any such control agreement, the Borrower’s failure to satisfy such condition on or before 45 days after the First Amendment Effective Date (or such later date to which the Collateral Agent may agree in writing and in its sole discretion) shall constitute an Event of Default.

Solely for the purposes of clause 1(a)(ii) of the Limited Conditional Waiver Agreement dated April 9, 2008 described in Recital A, above, the Borrower shall be deemed to have satisfied the conditions required by sub-paragraphs (a), (d), (h) and (i), above, so long as the documents or monies required by such sub-paragraphs are deposited in escrow with, as the case may be, the Administrative Agent or the Special Counsel, with the release from such escrow conditioned only upon (i) execution by the Indenture Trustees of the Collateral Trust Agreement and satisfaction of the other Shared Collateral Requirements, (ii) delivery of satisfactory local counsel opinions for the States of Illinois, Pennsylvania and Vermont and (iii) confirmation by the Administrative Agent and the Borrower (or, in the case of opinions, counsel to the Borrower) that such release shall occur.

3. No Modifications. Except as expressly provided in this First Amendment, all of the terms and conditions of the Credit Agreement and the other Loan Documents remain unchanged and in full force and effect.

4. Confirmation of Obligations; Release.

(a) The Borrower hereby confirms that the Borrower is indebted to the Lenders for the Loans in the amounts and as of the date set forth in Recital B, above, and is also obligated to the Lenders in respect of other obligations as set forth in the Credit Agreement and the other Loan Documents. The Borrower further acknowledges and agrees that as of the date hereof, it has no claim, defense or set-off right against any Lender or the Administrative Agent of any nature whatsoever, whether sounding in tort, contract or otherwise, and has no claim, defense or set-off of any nature whatsoever to the enforcement by any Lender or the Administrative Agent of the full amount of the Loans and other obligations of the Borrower under the Credit Agreement and the other Loan Documents.

(b) Notwithstanding the foregoing, to the extent that any claim, cause of action, defense or set-off against any Lender or the Administrative Agent or their enforcement of the Credit Agreement, any note, or any other Loan Document, of any nature whatsoever, known or unknown, fixed or contingent, does nonetheless exist or may exist on the date hereof, in consideration of the Lenders’ and the Administrative Agent’s entering into this First Amendment, the Borrower irrevocably and unconditionally waives and releases fully each and every such claim, cause of action, defense and set-off which exists or may exist on the date hereof.

5. Administrative Agent’s Expense. The Borrower agrees to reimburse the Administrative Agent promptly for its reasonable documented out-of-pocket costs and expenses incurred in connection with this First Amendment and the transactions contemplated hereby, including, without limitation, the reasonable fees and expenses of the Special Counsel.

6. Governing Law; Binding Effect. This First Amendment shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon and inure to the benefit of the Borrower, the Lenders and the Administrative Agent and their respective successors and assigns.

7. Counterparts. This First Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any party hereto may execute and deliver a counterpart of this First Amendment by delivering by facsimile or email transmission a signature page of this First Amendment signed by such party, and any such facsimile or email signature shall be treated in all respects as having the same effect as an original signature. Any party delivering by facsimile or email transmission a counterpart executed by it shall promptly thereafter also deliver a manually signed counterpart of this First Amendment.

8. Miscellaneous.

(a) Upon the effectiveness of this First Amendment, this First Amendment shall be a Loan Document.

(b) The invalidity, illegality, or unenforceability of any provision in or Obligation under this First Amendment in any jurisdiction shall not affect or impair the validity, legality, or enforceability of the remaining provisions or obligations under this First Amendment or of such provision or obligation in any other jurisdiction.

(c) Construction. This First Amendment and all other agreements and documents executed in connection herewith have been prepared through the joint efforts of all of the parties. Neither the provisions of this First Amendment or any such other agreements and documents nor any alleged ambiguity shall be interpreted or resolved against any party on the ground that such party’s counsel drafted this First Amendment or such other agreements and documents, or based on any other rule of strict construction. Each of the parties hereto represents and declares that such party has carefully read this First Amendment and all other agreements and documents executed in connection herewith and therewith, and that such party knows the contents thereof and signs the same freely and voluntarily. The parties hereby acknowledge that they have been represented by legal counsel of their own choosing in negotiations for and preparation of this First Amendment and all other agreements and documents executed in connection therewith and that each of them has read the same and had their contents fully explained by such counsel and is fully aware of their contents and legal effect.

9. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS FIRST AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS FIRST AMENDMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS FIRST AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATION IN THIS SECTION.

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have hereunto set their hands as of the date first above written.

BORROWER

RADIAN GROUP INC.
By:	/s/ Terry Latimer
Terry Latimer
Treasurer and Senior Vice President
KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent and Lender

By:	/s/ Mary K. Young
Mary K. Young
Senior Vice President

JPMORGAN CHASE BANK, NA, as Lender

By	/s/ Lawrence Palumbo, Jr.
Lawrence Palumbo, Jr. , Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By	/s/ Robert C. Meyer
Robert C. Meyer, Senior Vice President

THE NORTHERN TRUST COMPANY, as Lender

By	/s/ Chris McKean
Chris McKean, Vice President

CITIBANK, N.A., as Lender

By	/s/ Thomas Fontana
Thomas Fontana, Vice President

BANK OF AMERICA, N.A., as Lender

By	/s/ H.G. Wheelock
H.G. Wheelock, SVP

BEAR STEARNS CORPORATE LENDING INC., as Lender

By	/s/ Stephen G. O’ Keefe
Stephen G. O’ Keefe, Authorized Signatory

FIFTH THIRD BANK, as Lender

By	/s/ Randolph J. Stierer
Randolph J. Stierer , Vice President

THE ROYAL BANK OF SCOTLAND plc, as Lender

By Greenwich Capital Markets, Inc., as agent
By	/s/ George Urban
George Urban , VP

PRICING SCHEDULE

Pricing Level	Level I	Level II	Level III
Eurodollar Margin	2.000%	2.400%	2.750%
Base Rate Margin	1.000%	1.400%	1.750%
Facility Fee Rate	0.250%	0.350%	0.500%

For purposes of this Schedule, the following terms have the following meanings:

“Borrower’s Pricing Rating” means, as of any day, the Senior Debt Rating on such day of each of S&P and Moody’s; provided that (i) in the event that on any day the Rating Agencies’ respective Senior Debt Ratings do not both fall into the same Pricing Category set forth below, the Borrower’s Pricing Rating shall be the lower of the two Senior Debt Ratings on such day; and (ii) in the event that, on any day, either of the Rating Agencies shall not then have in effect a Senior Debt Rating, the Pricing Category shall be Pricing Category III. The Pricing Categories shall be re-determined on each day on which occurs an announcement of a change in the Senior Debt Rating issued by either Rating Agency.

“Level I Pricing” applies for any day on which the Pricing Category is I; “Level II Pricing” applies for any day on which the Pricing Category is II; and “Level III Pricing” applies for any day on which the Pricing Category is III.

“Pricing Category” means, for any day, the Pricing Category (I, II, or III) indicated on the table below that corresponds to the Borrower’s Pricing Rating on such day:

Pricing Category	I	II	III
Borrower’s	A-/A3 or higher	BBB+/Baa1 and	Below BBB/Baa2
Pricing Rating*		BBB/Baa2

“Pricing Level” refers to the determination of which of Level I, Level II, or Level III pricing applies for any day. Pricing Levels are referred to in ascending order, that is, Level I pricing is the lowest Pricing Level and Level III pricing is the highest Pricing Level.

* If another statistical rating agency is substituted for Moody’s or S&P pursuant to the definition of “Moody’s” or “S&P”, the equivalent ratings category designations of such substitute Rating Agency shall be substituted for the ratings category designations of, as the case may be, Moody’s or S&P set forth in this table.